Exhibit 10.1
AGREEMENT AND GENERAL RELEASE

American Safety Insurance Services, Inc., 100 Galleria Parkway, Suite 700, Atlanta, GA 30339 (“Employer”) and Laura L. Ervin, 188 Covered Bridge Trail, SW, Smyrna, GA 30082, her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.	Last Day of Employment. Employee’s last day of employment with Employer is to be Friday, August 28, 2009 (the “Separation Date”).

2.	Consideration. In consideration of the agreements and mutual covenants contained in this Agreement and General Release, and complying with its terms, Employer agrees:

a.
Payments. On the next regularly scheduled payroll date (in accordance with Employer’s usual and customary payroll practices) after Employer receives an original of this Agreement and General Release executed by Employee and a letter of non-revocation in the form of Exhibit A, attached to this Agreement and General Release, executed by Employee:

i.	Severance Pay. ASI shall pay to Employee in a lump sum four months (the “Severance Period”) of salary at Employee’s base rate of pay, or $63,070.00, less lawful deductions.

ii.	Accrued Paid Time Off. ASI shall pay Employee all earned, but unused paid time off as outlined in ASI’s Paid Time Off Policy.

iii.	COBRA. ASI shall pay Employee in a lump sum twelve months of the Employee’s portion of the premium for COBRA continuation coverage, or $10,463.16, less lawful deductions.

b.
Outplacement Services.  ASI shall provide Employee with outplacement services for a period of six (6) months, such period to commence when Employee initiates outplacement services which must occur within the first six months after the Separation Date.

c.
Equity Awards.   ASI shall immediately vest all unvested stock option grants and unvested awards of restricted stock as set forth on Exhibit B to this Agreement and General Release.  All options, whether vested prior to this Agreement and General Release or accelerated pursuant to the terms hereof shall be exercisable for the shorter of the normal expiration date of such option or the date which is 90 days from the Separation Date.

3.
No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4.
General Release of All Claims.  Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Family and Medical Leave Act;

▪	The Workers Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Georgia Equal Pay Act (Sex Discrimination in Employment) – O.C.G.A. § 34-5-1 et seq.;

▪	The Georgia Equal Employment for Persons with Disabilities Code – O.C.G.A. § 34-6A-1 et seq.;

▪	The Georgia Wage Payment and Work Hour Laws;

▪	The City of Atlanta Anti-Discrimination Ordinance, Part II, Chapter 94, Article 11, Section 94-10 et seq.;

▪	any other federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

5.	Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer.

Employee also affirms that Employee has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled.  Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud.  Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

6.
Confidentiality and Return of Property.  Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement and General Release, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and General Release.

Employee affirms that Employee has returned all of Employer's property, documents, and/or any confidential information in Employee’s possession or control.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

7.	Non-Solicitation of Employees and Customers.

a.
Employee agrees for one (1) year after the cessation of employment with Employer, she will not directly or indirectly, solicit any insureds, agent, broker, or producer of ASI (“Customers”) for the purpose of providing any services competitive with those provided by ASI.  This restriction is limited to Customers with whom Employee had contact during her employment for purposes of performing her job duties and responsibilities.

b.
Employee agrees for one (1) year after the cessation of employment with Employer, she will not directly or indirectly: 1) solicit, recruit, offer to employ or employ any person who is employed by the Employer; this restriction is limited to solicitation, recruiting and offers of employment that are intended to encourage such person to terminate his or her employment with Employer, or 2) solicit or induce any agent, broker or producer of the Employer to terminate his or her relationship with the Employer.  Both restrictions in this subsection (b) are limited to employees, agents, brokers and producers with whom Employee had contact during her employment for purposes of performing her job duties and responsibilities.

8.	Non-Disclosure of Trade Secrets and Confidential Information.

a.
Employee agrees she will not directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets of Employer.  Employee further agrees she will not for two (2) years after her last day of employment with Employer for any reason disclose or disseminate to any other person, organization or entity or otherwise employ any Confidential Information.  These obligations, however, shall not apply to any Trade Secrets or Confidential Information, which have become generally known to competitors of Employer through no act or omission of Employee.

b.
For the purpose of this Agreement, the term “Trade Secrets” means any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to Employer’s competitors including, without limitation, information, lists, and documentation pertaining to the policies, practices and procedures concerning Employer’s present and future products and services, and its customers.

c.
The term “Confidential Information” means any data or information and documentation, other than Trade Secrets, which is valuable to Employer and not generally known to the public, including but not limited to:  (a) Financial information, including, but not limited to, earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to Employer generally, or to particular products, services, geographic areas, or time periods; (b) Marketing information, including, but not limited to, details about ongoing or proposed marketing programs or agreements by or on behalf of Employer, marketing forecasts, results of marketing efforts or information about impending transactions; (c) Personnel information, including, but not limited to, employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance or other employee information; and (d) Customer information, including, but not limited to, any compilations of past, existing or prospective customers, customer proposals or agreements between customers and Employer, status of customer accounts or credit, or related information about actual or prospective customers; though written customer lists and related documents also qualify as trade secrets.

9.
Cooperation.  Employee agrees that she will cooperate and provide reasonable assistance at the request of Employer for a period of Sixty (60) days after the date of Separation Agreement.  Employer agrees that to the extent it requests assistance from Employee during such period, it will compensate her for her time at the rate of $100/hour.

10.
Indemnification.  Employer agrees to indemnify and hold harmless Employee to the full extent allowed by applicable law against any and all costs, losses, liabilities, expenses (including reasonable attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with third party claims against Employee which result (i) from any act or omission committed within the scope or her employment by Employer or (ii) in connection with any services rendered by Employee at the request of Employer pursuant to Section  9 of this Agreement.

11.
Non-Disparagement.  Each of Employer and Employee agrees not to defame, disparage or demean the other at any time.  In the event Employer is asked about Employee’s employment and or performance while employed, Employer will respond only with verification of employment, dates of employment and verification of salary.

12.
Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of Georgia without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

13.
Nonadmission of Wrongdoing.  The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

14.
Amendment.  This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

15.
Revocation.  Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he/she executes this Agreement.  Any revocation within this period must be submitted, in writing, to Laurie Raimondi, Vice President Human Resources, American Safety Administrative Services, Inc., 100 Galleria Parkway, Suite 700, Atlanta, Georgia  30339, and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to Laurie Raimondi, or her designee, or mailed to Ms. Raimondi at the above address and postmarked within seven (7) calendar days of execution of this Agreement.  This Agreement shall not become effective or enforceable until the revocation period has expired and a letter in the form attached as Exhibit “A,” dated and signed no sooner than eight (8) days after Employee dates and signs this Agreement, is received by Ms. Raimondi or her designee.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Georgia, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in Georgia.

16.
Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties.  Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE IS ADVISED SHE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE.  EMPLOYEE IS FURTHER ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY REVIEW PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES IN THIS AGREEMENT AND GENERAL RELEASE, AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST EMPLOYER.

* * * * * * * * * *

(Signatures appear on next following page)

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

By: /s/ Randolph L. Hutto Randolph L. Hutto President, American Safety Administrative Services, Inc.	By: /s/ Laura L. Ervin Laura L. Ervin
Date: September 17, 2009	Date: September 17, 2009

EXHIBIT A

Ms. Laurie J. Raimondi
Vice President Human Resources
American Safety Insurance Services, Inc.
100 Galleria Parkway, Suite 700
Atlanta, GA  30339

Re:           Separation Agreement and General Release

Dear Laurie:

On                                   [insert date], I executed a Separation Agreement and General Release (“Agreement”) between American Safety Administrative Services, Inc. and me.  I was advised by American Safety Administrative Services, Inc., in writing, to consult with an attorney prior to executing the Agreement.

More than seven (7) calendar days have passed since I executed the Agreement.  I have at no time revoked my acceptance or execution of the Agreement and reaffirm my acceptance of it.  Therefore, in accordance with the terms of the Agreement, I request the payments described in Paragraph 2 of the Agreement.

Very truly yours,

Laura L. Ervin

EXHIBIT B

Stock Option Grants:

Grant Date	Number of Shares	Exercise Price	Previously vested	Accelerated
December 17, 2007	3,000	$19.68	0	3,000
March 4, 2008	1,000	$17.95	0	1,000

Restricted Stock Awards:

Award Date	Number of Shares	Previously vested	Accelerated
March 4, 2008	1,033	258.25	774.75
March 11, 2009	2,038	0	2,038